Exhibit 10.1

19th November, 2024

Engagement Letter

Client:

ClearOne, Inc.

Company id [              ]

Edgewater Corporate Park South Tower, 5225 Wiley Post Way, Suite 500

Salt Lake City, Utah 84116, United States Contact person: Derek Graham, CEO

Derek.Graham@clearone.com

Advisor:

ARC Group Limited (“ARC”)

Company id 2449955

48/F, Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong Contact person: Ryan Golden, Director of Capital Markets

Ryan.Golden@arc-group.com

The Client and the Advisor are hereinafter collectively referred to as the “Parties”, or individually as a “Party”.

Introduction

This engagement letter (the “Agreement”) sets forth the terms and conditions upon which the Client agrees to engage the Advisor as its sell-side financial advisor in connection with the potential sale of the Company name (the “Company”) in full or in part (the “Objective”).

1.     ENGAGEMENT SCOPE

ARC shall deliver the services outlined herein.

1.1. Target Sourcing

Assisting in the introduction and identification of appropriate acquisition targets consistent with the objectives set forth by the Client and any applicable laws and regulations for Mergers and Nasdaq.

1.2 Due Diligence

Conducting a comprehensive due diligence of the target, reviewing its corporate strategy and the management’s capabilities. Through this process we will have a complete understanding of the target and set up all the necessary procedures for the business combination to succeed, including among others internal control, finance and risk management.

1.3. Negotiation of the Transaction

Assisting the Client in the valuation, structuring and negotiating of the terms for the target acquisition, including provision of market peer benchmarks. Such assistance will be subject to the provision of external advice from legal counsels, tax experts, valuators, investment bankers and other third-parties that may or may not be required to assist in the target identification and negotiation process.

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1.4. Preparing for the Merger

a.        Assisting with the preparation of investor materials;

b.        Assisting with the preparation of legal documentation;

c.         Assisting with the proforma and audit work; and

d.        Assisting with the final roadshow.

1.5.  Private Investment in Public Equity

a. Facilitate an equity investment of shares of common stock of the Client representing 19.99% of the issued and outstanding common stock of the Client that is completed on or before December 31, 2024 (the “Bridge Financing”).

b. If required for the business combination, support in raising capital in the form of a Private Investment in Public Equity or another form of financing for either the Client or the Merger (“PIPE").

1.6. Announcement of the Transaction

Coordinate the necessary steps together with the auditor and legal counsel, from the announcement of the business combination until its closing, including:

a. Draft of the preliminary proxy statement;

b. Necessary PIPE roadshows; and

c. Press Release

1.7.  Financial Compliance

If requested, assist in the preparation, from information the Client provides, of financial statements and related notes to be included in the Annual Report (10-K) and the Quarterly reviews (10-Qs) until the merger is completed.

1.8.  Introducing Potential Buyers

ARC will introduce potential acquirers for the shares of the Client, facilitating the discussions and exchange of information.

1.9  Facilitating Negotiation Process with Potential Buyers

ARC shall facilitate the execution of non-disclosure agreements and assist the Company in negotiating indicative offer(s) with shortlisted prospective buyers. ARC shall also facilitate the completion of the transaction.

1.10 Divestiture of Client Business, Assets and Liabilities

As a condition to completing the business combination contemplated by this Agreement, Client shall be required to divest of its current business, assets and liabilities pursuant to an asset sale agreement, spin-off or merger of a subsidiary of Client that at the time of such transaction holds substantially all of the Client’s assets and liabilities (the “Divestiture Transaction”). It is expressly understood and agreed that the Divestiture Transaction shall be excluded from the terms and conditions of this Agreement, including without limitation the calculation of any fees pursuant to Section 3 hereof.

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2.     ENGAGEMENT TERM

The Agreement shall come into effect upon signing and shall remain in effect until and will automatically terminate upon the earlier to occur of (i) the completion of the completed business combination, (ii) December 31, 2024 if the Bridge Financing is not completed on or before such date, or (iii) 18 (eighteen) months. The Agreement can be Terminated by the Client at any time in writing.

3.     Fees and Costs

The professional fees and remuneration that are associated with this Agreement and payable to ARC, as well as any third-party costs and expenses are detailed below.

3.1.  Fee Structure

a.          LOI Fee: USD 130,000.00 (one hundred thirty thousand US dollars) earned and payable to ARC in cash upon the Client entering into a Letter of Intent with a Target. (Paid from the proceeds of the PIPE)

b.          BCA Fee: USD 130,000.00 (one hundred thirty thousand US dollars) earned and payable to ARC in cash upon the Client signing a Business Combination Agreement or equivalent (“BCA”).

c.          Pipe Success Fee: 8% (eight percent) on all Capital raised through Public Investment from Private Equity (“PIPE”) or equivalent, from parties introduced by ARC to the Client. This PIPE Success Fee shall also apply for any capital raised via a block trade.

d.        Success Fee: Upon closing of the business combination with Target, (i) USD 250,000.00 (two hundred fifty thousand US dollars) payable to ARC in cash, and (ii) three percent (3%) of the total transactional value awarded in shares of the surviving entity calculated on top of the combined value of the surviving entity after the transaction.

e.           Accounting Fee: USD $10,000.00 (ten thousand US Dollars) earned and payable to ARC in cash each quarter up-front upon invoice if such services are requested by the Client.

3.2.  Provisions for LOI and BCA Agreements

The Client shall facilitate the inclusion of the following provision into any signed Letters of Intent and/or Business Combination agreements:

a.        For the Cash Success Fee, and if applicable also the Pipe Success Fee to be paid directly from the flow of funds distributed from the proceeds. If failing to include these provisions, or if otherwise for some reason the amount is not paid to ARC from the flow of funds, the Client shall remain directly liable to pay the Pipe Success Fee and Merger Fee.

b.        For the shares provided for in the Equity Success Fee to be issued to ARC. If failing to include this provision, or if otherwise for some reason the shares are not issued to ARC, the client shall remain liable to pay the equivalent amount in cash, calculated at the valuation of the shares at the point of the business combination.

3.3.  Third Party Costs

All third-party service providers introduced by ARC shall be directly engaged by the Client. The Client has the ultimate decision right to proceed or reject the engagements.

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3.4.  Payment terms

Payments to ARC shall be made by the Client within five (5) working days after receiving an invoice from ARC. All potential bank charges related to the remitting bank in relation to the bank wire transfer are payable by the Client. ARC accepts payment in United States Dollars (“USD”), or other currencies if so mutually agreed by the Parties. In case of mutual agreement of payment in another currency than USD, ARC shall apply the conversion rate in force on the date of invoicing. By default, all invoices shall be sent in USD. All payments to ARC are non-refundable if not otherwise explicitly stated.

In accordance with our policies, should any invoice remain unpaid for more than 30 (thirty) days, we reserve the right to defer providing any additional services until all outstanding invoices are paid in full. Amounts past due 30 (thirty) days from the invoice date shall incur a finance charge of 1% (one percent) per month. ARC shall not be responsible for the impact on the Client of any delay that results from such non-payment by the Client.

All payments in this section are excluding any VAT, taxes, duties, levies, or other administrative fees as in force in the applicable region, as well as any transfer costs and other expenses.

3.5.  Out of Pocket Expense

Once approved by the Client, ARC shall be reimbursed for all reasonable Out of pocket expenses (if applicable) incurred while performing the services under this Agreement.

The following expenses shall be considered refundable expenses:

a.        Travel costs (Flights, trains, taxis, etc.) as well as all reasonable out-of-pocket expenses during travel.

b.        Accommodation costs;

c.         Any other expenses necessary for the fulfillment of the services of this Agreement;

d.        Cost related to any outside services or independent contractors such as printers, couriers, etc.;

e.        ARC shall provide the Client an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed USD 1,000.00 (One Thousand US dollars) without prior authorization of the Client; provided that the foregoing limitation and consent shall not apply to legal fees.

3.6 Payment details.

Payment shall be made by the Client in the currency and to the account specified in the invoice from ARC.

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4. WARRANTIES AND LIMITATIONS

4.1.  Management Participation in the Engagement

The Client agrees to furnish or cause to be furnished to ARC such financial and/or operational information needed for the fulfillment of the services in this Agreement that ARC may request. ARC shall utilize all such financial and/or operational information only in the manner authorized under this Agreement and for no other purpose.

In addition to providing the required information, the Client shall also be responsible for the following.

a          Working closely with the engagement team of ARC;

b           Providing information and responding to document requests on a timely basis; and

c           Informing ARC of any contacts made that are related to and/or may be affecting the progress of this engagement and/or the services undertaken by ARC.

4.2.  Provided Information

The Client further represents and warrants to ARC that all Information made available to ARC hereunder shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or shall be made. The Client further represents and warrants that any projections and other forward-looking information provided by it to ARC shall have been in good faith and shall be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Client recognizes and confirms that ARC:

a.     Will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same;

b.        Does not assume responsibility for the accuracy or completeness of the Information and such other information; and

c.         Will not make an appraisal of any assets of the Client or that are otherwise part in the performance of the engagement.

4.3. Confidentiality

Any advice rendered by ARC pursuant to this Agreement may not be disclosed publicly without ARC’s prior written consent. ARC hereby acknowledges that certain Information received by the Client may be confidential and/or proprietary, including Information with respect to the Client’s technologies, products, business plans, marketing, and other information which must be maintained by ARC as confidential. ARC agrees that, except as required by law, it shall not disclose such confidential and/or proprietary Information. Any NDAs signed between the parties hereto shall serve as a complement to this section.

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4.4.  Service scope

It is expressly understood and agreed that the tasks to be performed by ARC may include all or just some of those outlined in Section 1, as well as potentially additional tasks, as deemed required for achieving the Objective of the engagement. It is further understood that ARC need not perform each of the above-referenced tasks, nor perform them in subsequent order, to be entitled to fees outlined in Section 3. It is further understood that ARC’s tasks may not be limited to those enumerated in Section 1, if required for achieving the Objective or requested by the Client.

4.5.  Non Broker-Dealer nor Promoter

Notwithstanding anything to the contrary herein, ARC shall not provide any services pursuant to this Agreement that require registration as an SEC-registered broker-dealer. To the extent the Client requires services that can only be provided by an SEC-registered broker-dealer, then the Parties agree that ARC's affiliate, ARC Group Securities, LLC, an SEC- registered broker-dealer shall be engaged to perform such services or to introduce the Client to another SEC-registered broker-dealer to provide such services. The Client acknowledges that ARC is not a registered broker-dealer, and thus cannot raise capital for US public companies. Each Party further confirms that ARC is not to be a “promoter” as defined in Rule 405 of the Securities Act of 1933, as amended from time to time. ARC further agrees that it shall not take any actions, including any described herein, that could, based on the totality of the circumstances, reasonably be determined to qualify it as a “promoter" under the rules.

4.6.  Indemnification

The Client hereby indemnifies and holds ARC and its partners, principals, agents, consultants and employees (the “ARC Indemnified Party”) harmless from and against any losses, claims, damages or liabilities (or actions in respect thereof) to which the ARC Indemnified Party may become subject to as a result of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any information or documents provided to ARC by Client or its authorized representatives, including without limitation sale materials, informational memorandum, filings with the SEC, transaction summaries, slide decks or transaction agreements contemplated by this Agreement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Transaction Documents”), but excluding information provided by ARC for inclusion in any Transaction Documents, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless it is finally judicially determined that such losses, claims, damages or liabilities were caused by fraud, willful misconduct or gross negligence on the part of that ARC Indemnified Party in performing its obligations under this Agreement. In the event that full indemnification is not available to the ARC Indemnified Party as a matter of law, then the aggregate liability shall be limited to the total fees collected for the services rendered and, in any event, shall be limited by a final adjudication of their relative degree of fault and benefit received.

The parties shall be relieved from liability for a failure to perform any obligation under this Agreement during such period and to the extent that the due performance thereof by either of the Parties is prevented by a Force Majeure beyond the control of such Party, such as war, warlike hostilities, mobilization or general military call-up, civil war, fire, flood or other circumstances of similar importance. The Party desiring to invoke an effect of force majeure shall give immediate notice to the other Party of the commencement and the cessation of such event of force majeure, failing which the Party shall not be discharge of liability for any non-performance caused by such event of force majeure. Both Parties shall make all reasonable efforts to prevent and reduce the effect of any non-performance of this Agreement caused by an event of force majeure.

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4.7. Exclusivity

For the entire duration of this Agreement shall remain in effect, the Client agrees that ARC shall act as its sole service provider in relation to the services described in Section 1 of this Agreement. The Client shall not by itself, nor permit any of its subsidiaries or affiliates to, directly or indirectly; i) enter into any agreement, understanding or undertaking, nor solicit, initiate, or encourage the submission of proposals or offers from any third parties other than ARC relating to Services described in this Agreement or ii) participate in any discussions or negotiations regarding, nor furnish any information with respect to the Client or any transaction or service described within this Agreement, with any service provider other than ARC. In the event that the Client enters into an agreement or relationship with a third party during the Term of this Agreement that results in a transaction as described herein, the Client acknowledges that ARC is entitled to all the fees set forth in Section 3. For the avoidance of doubt, it is acknowledged and agreed by the Parties that nothing in this Section 4.7 shall prevent Client from engaging a financial advisor for the purposes of issuing a fairness opinion in connection with the business combination contemplated in this Agreement and the Divestiture Transaction.

4.8.  Non-circumvention

Under no circumstances is the Client allowed to contact any potential investors, buyers, potential merging parties or any other partners without involving ARC during the term of the Agreement. If the Client would nevertheless do so, ARC shall be entitled to full fees under Section 3 for any investment, acquisition or other deals arising from such contact.

4.9.  Non-solicitation

During the period commencing on the Effective Date and ending two years following the Termination Date, the Client shall not, without ARC´s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of ARC or its Affiliates; or (ii) hire, on behalf of the Client or any other person or entity, any person who has left the employment within a two years period following the termination of that person’s employment with ARC or its Affiliates.

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5.       ADDITIONAL ENGAGEMENT TERMS

5.1. Marketing

The Client hereby grants ARC permission to use its name and deal information on its website, brochure and any other marketing materials as deemed fit by ARC. Nevertheless, ARC is prohibited from sharing the Client’s confidential information with the public and may remove specifics that the Client reasonably requests to keep confidential.

5.2.  Follow on Fee

If the Parties terminate this Agreement and the Client decides to continue a transaction or another deal with any potential third party introduced during the duration of this Agreement and/or managed by ARC, or the affiliate, subsidiary or related party of such third party, then the Client agrees to pay ARC a Follow-on Fee equivalent to the fees that ARC would have been entitled to for such a transaction if the Agreement was still in force. This clause shall survive the termination of this agreement.

5.3.  Additional services

If ARC is required to perform an additional service that is not included in Section 1, the Client may choose to enter into a separate financial advisory agreement with ARC, or to be billed hourly. Hourly rates are as follows:

-            Managing Partner: $1,500

-            Managing Director: $1050

-            Senior Associate: $670

-            Associate: $450

-            Junior Associate: $270

6. MISCELLANEOUS

This Agreement constitutes the whole and complete understanding between the Parties. The Agreement supersedes any prior agreements, whether oral or in writing, among the Parties. No provision of this Agreement may be changed or terminated except by a document in writing duly executed by the Parties. Any obligations and/or rights assigned under this Agreement may not be delegated without the approval of the other Party.

If any provision of this Agreement is held to be, unenforceable under any present or future laws, such provision shall be fully severable without effect on the rest of the Agreement. The remainder of the Agreement shall continue to be fully enforceable as if such unenforceable provision had never comprised a part of this Agreement.

The Agreement is construed in accordance with, and shall be governed by, the laws of the Special Administrative Region of Hong Kong.

The Parties shall first make their endeavors to settle any dispute arising from the interpretation and performance hereof through friendly negotiations. Should the dispute fail to be settled within sixty (60) days from the commencement of friendly negotiations or a longer time limit as may be mutually agreed by the Parties, any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the UNCITRAL Expedited Arbitration Rules at present in force when the Notice of Arbitration is submitted. The arbitrating authority shall be Hong Kong International Arbitration Centre. There shall be only one arbitrator. The venue of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English. The award of the arbitration tribunal shall be final and binding upon the parties. The cost of arbitration shall be borne by the Client.

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[Signature Page to follow]

Both signatories confirm that they have read, understood, and agreed to the terms and conditions outlined in this Agreement, and that they are duly authorized to sign on behalf of their respective Party to the Agreement.

The Agreement is hereby duly executed by means of electronical signature

Name:
Title:

Agreed and accepted for and behalf of ARC

Name:
Title:

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